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[CHAMPION ENTERPRISES, INC. LETTERHEAD]

                                      NEWS

FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg                  Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731


                           CHAMPION MANAGEMENT REPORT

         Auburn Hills, Michigan, May 16, 2001 - The following management report from Walter R. Young, Chairman, President and CEO of Champion Enterprises, Inc. (NYSE: CHB), was posted to Champion's website and sent to interested parties today.

         More observers have recognized that the industry has passed many inflection points, indicating the down cycle is substantially behind us. As to the turnaround the question now becomes "How fast and to what degree?" Are we looking at a V, U or some other letter? I am writing today to talk about improving industry conditions and to keep you informed of Champion's position and growth prospects in our manufacturing, retail and Genesis platforms.

INDUSTRY INFLECTION POINTS. Over the past four months, there has been increasing evidence that the industry is substantially back in balance. Consumer loan delinquencies and repossessions are declining, while repossessions from loans written in 1996-1999 appear to have peaked. Going forward, loans generated from current business should perform well due to proper underwriting standards now in place. Approximately 2,500 retail locations (26%) and more than 50,000 homes (31% of the total inventory but almost all of the excess) have been eliminated since mid-1999.

         Other good news on consumer financing is that industry finance companies have recently lowered the interest rates charged to our consumers. The spread over conventional mortgage rates has narrowed to about 400 basis points for the higher creditworthy consumer, down from about 600 basis points previously. In addition, due to the improved quality of our customer base, about 40% of the industry's financing is now with conventional mortgage loans, up from 25% historically.

         While the industry is recovering, economic signs are murky at best. Even though the Fed has lowered interest rates, consumer confidence, employment and the economy appear uncertain. Consumer retail traffic is up sequentially, but off year-to-year and sporadic week-to-week. These mixed signals caused us to revise our industry forecasts:



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
(Homes, in 000's)                   1999             2000              2001             2002
                                    ----             ----              ----             ----
Total consumer demand                393              353               320              335
  Consumer repossessions              50               75                90               75
  New consumer sales                 343              278               230 -17%         260 +13%
New retail inventory                 148              121                96               86
Production shipments                 349              251               205 -18%         250 +22%

         April year-to-date industry retail sales are off an estimated 30% compared to a year ago, while production shipments are down about 40%. We predict more favorable comparisons for the rest of 2001 and a major upturn in 2002. These forecasts are based upon a slower growth economy, declining repossessions, and a quick recovery in new home sales and production.

CHAMPION, THE WORLD'S LARGEST HOMEBUILDER. We are positioned to benefit from the industry's upturn and are beginning to see improvements from our efforts. We are projecting consolidated sales for the second quarter to be more than $400 million, an upturn (finally!) after seven consecutive quarterly declines. Although down about 25% from a year ago, these revenues will be substantially improved from the drop of 34% in fourth quarter and 39% in first quarter.

         Despite this positive turn in sales, we are not yet at breakeven. Even with our capacity and expense reductions, we estimate a loss in the range of $0.05 to $0.10 per share for the second quarter before costs resulting from this month's closing of two manufacturing facilities. As a result of closing these plants, we expect to record a pre-tax non-cash fixed asset impairment charge of about $1 million.

         MANUFACTURING. Our manufacturing operations were profitable beginning this February and are expected to remain profitable throughout 2001. This is an accomplishment, particularly with industry production off 40%! We're now operating 49 homebuilding facilities, having closed 19 plants since mid-1999, and continue closely monitoring capacity to maximize long-term profitability.

         The quality and long-term prospects for our independent retailers continue to improve. Retailer defaults and bankruptcies in April were the lowest level in 28 months and losses related to our contingent repurchase obligation remain less than we expected. Because of relatively low inventory levels in our distribution channel, manufacturing operations should benefit quickly once retail sales improve.

         RETAIL. Our 230 company-owned stores now have a monthly breakeven point of about four new homes per location. Unfortunately, we're not at that sales level just yet, but hope to be later this year. We continue to reduce inventories, as well as related carrying costs and floor plan debt. Our floor plan borrowings totaled $95 million at the end of April, down from $103 million a month earlier and $114 million at year end. Inventory per location now averages 17 new homes, having started to liquidate inventory from the 30 centers closed late in the first quarter.


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         GENESIS. We remain pleased with the progress of our Genesis platform, which now operates some of our most profitable plants. In the first quarter, homes sold to builders and developers were 50% higher than a year ago and represented 10% of wholesale revenues and 5% of homes sold. Generally, these homes have wholesale selling prices that are twice those of our core business. As Genesis grows, we expect improved profitability.

FROM SURVIVABILITY TO EARNINGS POTENTIAL. Having weathered the winter and industry woes of the past 22 months, we are still conservative with our cash flows, working capital needs and expenses. We are concerned about economic and industry uncertainty as we review our capital structure to best position the company for long-term growth while maintaining short-term liquidity. Our cash position has improved and no borrowings were outstanding on our bank credit facility at the end of April. Current floor plan borrowings with Conseco are down to $65 million.

         Due to cost cutting measures, capacity adjustments and other efforts, on lower sales volume we hope to return to the margins enjoyed in the late 90's, particularly with the contribution from our Genesis operations. With the substantial progress made within the industry and here at Champion, we are optimistic about the industry and expect better results in the future.

                                   Walt Young


         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced more than 1.5 million homes since the company was founded. The company operates 49 homebuilding facilities in 16 states and western Canada and 230 company-owned retail centers in 29 states. Champion's homes are also sold by over 1,000 independent retail locations that have joined either the Champion Home Center or Alliance of Champions retail distribution networks. Further information can be found on the company's website, www.championhomes.net.

         This news release contains certain statements, including statements about future revenues, earnings, margins, profitability, and cash flow forecasts, assessments of future industry conditions and forecasts, consumer loan performance and sales estimates, prospects for our independent retailers, short-term and long-term goals, changes in operating facilities, and initiatives and strategies, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this management report. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and that discussion regarding risk factors is incorporated herein by reference.